Exhibit 10.1

June 1, 2020

Steve Mawer

Subject: Calumet Offer Letter

Dear Steve,

On behalf of Calumet GP, LLC, I am pleased to document the terms of your employment as Calumet’s Chief Executive Officer (CEO). You will be located at our Indianapolis, Indiana location. The effective date for the terms contained in this letter is April 3, 2020. Terms and conditions include:

1.	Your starting annual salary will be $725,000 paid bi-weekly.

2.
You will be eligible to participate in the 2020 Calumet Annual Bonus Cash Incentive Plan with a bonus target of 150% of your annual base salary based on company financial metrics and your own individual contributions, prorated based on the date you became CEO. If minimum financial metrics and minimum individual contributions are met, it would pay at 50% of your base salary and at its maximum it would pay at 200% of your base annual salary in accordance with the terms of the Sr. Executive Bonus Program. If actual performance falls between the various levels (between minimum and target for instance), the annual bonus award will be prorated, up to the maximum potential award. Should the Company not meet its minimum financial target, no awards will be issued regardless of individual contributions. Any award earned under this Program will be paid 50% in cash and 50% in fully vested phantom units which will be delivered on the 4th anniversary of the grant date.

3.
You will also be eligible to participate in the Long-Term Incentive Program, the terms of which are subject to the terms of the Sr. Executive Grant Agreement. Subject to Board of Directors approval, you will be eligible to participate in the LTIP starting January 1, 2021.

4.
As a salaried, exempt full-time employee you will be eligible for all benefits currently available to full-time employees of Calumet, including the Group Health Care plan, Life and AD&D Insurance, Long-Term Disability Income Insurance, Retirement Savings Plan, which has a current Company match of 100% on the first 4% employee contribution and then 50% on the next 2% employee contribution.

5.
You will also be eligible for the Calumet Deferred Compensation Plan with its match effective 2020. For every $1 you voluntarily defer from your Calumet Annual Bonus Plan award, the Company contributes a match of 33%.

6.
Relocation benefits will cover moving your household goods, travel arrangements for your family and new home purchase assistance. Three months of temporary living expenses are included in your relocation benefits (including temporary housing) and an additional three months of temporary housing benefits will also be included.

7.	Your vacation time off eligibility is confirmed as 160 hours, which will be prorated for 2020 based on your start date as an employee.

8.	As an officer of the company, you will be covered by the company’s D&O insurance policy. The policy details will be sent to you separately.

9.
Calumet GP, LLC is an at-will employer, Calumet does not offer tenured or guaranteed employment. Either Calumet or the employee can terminate the employment relations at any time with or without cause, with or without notice (see separate At Will Employment Agreement).

Steve, we are very excited to have you as our new CEO! Please contact me with questions.

/s/ Pete Andrich______________________________
Pete Andrich
Vice President, Human Resources

Agreed and accepted:

/s/ Stephen P. Mawer____________________________     _____ 6/1/2020__________
Steve Mawer                             Date